Exhibit 99.1

                 CROSSTEX ANNOUNCES MAJOR PIPELINE EXPANSION;
      $225 MILLION PROJECT TO ADD APPROXIMATELY $40 MILLION OF CASH FLOW

    DALLAS, May 25 /PRNewswire-FirstCall/ -- Crosstex Energy, L.P.
(Nasdaq: XTEX) (the Partnership) today announced plans to expand and extend the Crosstex LIG pipeline system to access natural gas production that is actively being developed in Northwest Louisiana and to receive up to 700 million cubic feet of natural gas per day (MMcf/d) from East Texas, which will be delivered by a new interstate pipeline to be built by Kinder Morgan Energy Partners, L.P. (NYSE: KMP).

    "This expansion is consistent with our growth strategy of using successful past acquisitions as a platform from which to build," said Barry E. Davis, President and Chief Executive Officer. "As drilling activity increases, we're seeing opportunities for organic growth that our industry hasn't seen in many years, and we believe that the synergy of our existing assets combined with the relationships we have in this industry will give us a competitive advantage in these expansion projects."

    KMP announced today its open season for firm transportation shippers for their proposed Kinder Morgan Carthage Pipeline. This expansion is needed as producers have been very successful developing large volumes of new gas production from the Bossier and Barnett Shale formations. The pipeline take-away capacity from these new fields has been limited, with most of the new capacity delivering the new production to the Carthage, Texas area where many interstate pipelines converge. Capacity to move gas east from Carthage has been limited. KMP and Natural Gas Pipeline Company of America, a subsidiary of Kinder Morgan, Inc. (NYSE: KMI), have developed a much needed project, which when connected to the Crosstex LIG system will expand take-away capacity by up to 700 MMcf/d. Crosstex and KMP have worked closely together to plan this expansion of capacity out of East Texas.

    In North Louisiana, producers drilling in fields such as Caspiana, Elm Grove, Holly and Sligo have successfully developed new gas reserves. However, they are now facing limited take-away capacity from the production area into the gas transmission grid. The Partnership's extension of its existing system will be a competitive option for those producers, offering multiple interconnects to move gas into the Partnership's intrastate markets as well as interconnects with pipelines owned by Columbia Gas Transmission, Tennessee Gas Pipeline, Trunkline Gas Company, Texas Gas Transmission and ANR Pipeline Company.

    The extension of the Crosstex LIG system includes 65 miles of 36" pipeline starting from the existing system near Natchitoches, LA and ending near Shreveport, at which point it will connect with the proposed Kinder Morgan Carthage Pipeline. New gathering laterals connected to the extension will enable North Louisiana producers to access the new line. Within the existing LIG system, eight miles of pipeline will be looped to add capacity to move the large volumes anticipated. This additional capacity will benefit natural gas producers and shippers, which will ultimately translate into more reliable and reasonably priced natural gas to consumers.

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    The Partnership's estimated cost for the project is $225 million, with cash flow estimated to be approximately $40 million per year once the connection to the proposed Kinder Morgan line is completed. The Partnership has engaged an engineering firm to complete a project feasibility study by June 30, 2005. The expansion is expected to be in operation by summer of 2006.

    Companies interested in acquiring firm 311 transportation capacity in the Crosstex LIG's expansion should contact John Durand at 214-953-9500.

    Conference Call
    The Partnership will hold a conference call to discuss the expansion project Friday, May 27, at 8:30 am Central Time (9:30 am Eastern Time). The dial-in number for the call is 888-396-2384, passcode Crosstex. A live Webcast of the call can be accessed on the investor information page of the Partnership's website at http://www.crosstexenergy.com . The call will be available for replay for 30 days by dialing 888-286-8010, passcode 50681352. A replay of the broadcast will also be available on the website.

    About Crosstex
    Crosstex Energy, L.P., a mid-stream natural gas company headquartered in Dallas, owns and operates over 4,500 miles of pipeline, five processing plants, 140 natural gas amine treating plants and 23 dew point suppression plants. Crosstex currently provides services for approximately 1.9 BCF/day of natural gas.

    Crosstex Energy, Inc. (Nasdaq: XTXI) owns the general partner, a 54 percent limited partner interest and the incentive distribution rights of Crosstex Energy, L.P.

    Additional information about the Crosstex companies can be found at http://www.crosstexenergy.com .

    This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included herein, including statements regarding the company's expansion opportunities and estimated cash flow, constitute forward-looking statements. Although the company believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.

     Contact:  Barry E. Davis, President and Chief Executive Officer
               William W. Davis, Executive V.P. and Chief Financial Officer
     Phone:    (214) 953-9500

SOURCE  Crosstex Energy, L.P.
    -0-                             05/25/2005
    /CONTACT: Barry E. Davis, President and Chief Executive Officer, or William W. Davis, Executive V.P. and Chief Financial Officer, both of Crosstex Energy, L.P., +1-214-953-9500/
    /Web site:  http://www.crosstexenergy.com /